Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Entravision Communications Corporation

Santa Monica, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Entravision Communications Corporation (“Company”) of our reports dated April 12, 2021, relating to the consolidated financial statements and schedule and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

/s/ BDO USA, LLP

Los Angeles, CA

August 2, 2021